Exhibit 99.1

                          *** FOR IMMEDIATE RELEASE ***

       FORMER SENIOR EXECUTIVE FROM ALTAVISTA AND COMPAQ JOINS INFOSEARCH
                           MEDIA'S BOARD OF DIRECTORS

Marina Del Rey, Calif. - June 22, 2005 - Leading online media and search firm InfoSearch Media, Inc. (OTC:BB:ISHM) announced today that Mike Rubin has joined the Company's Board of Directors. Mr. Rubin, most recently VP of Business Development for Broadcom Corporation, brings nearly twenty years of business leadership experience in high-growth technology companies to InfoSearch Media. Prior to Broadcom, Mr. Rubin held several key executive positions, including CEO of Bounce Networks, Executive Vice President of E-commerce and Marketing of AltaVista and General Manager of the Compaq Consumer PC Division.

      "Mike brings a significant amount of strategic and operating experience to InfoSearch Media in a broad range of industries and high-profile companies," said InfoSearch Media CEO Steve Lazuka. "We are very pleased to welcome Mike to our board of directors and look forward to tapping his vast experience in the creation of partnerships and other corporate relationships with major companies in our industry."

      During his tenure at AltaVista, Rubin managed growth of more than 240 percent, pioneering the paid e-commerce search model with partners like E-bay, Buy.com and Amazon.com, establishing AltaVista as the leading e-commerce search provider at the time. Prior to his tenure at AltaVista, he managed the Compaq Consumer PC Division creating the Compaq Presario PC brand of products whose revenue grew from $100 million to $3 billion over a six-year period.

      "I am very excited about working with the InfoSearch Media team and believe that they have a unique value proposition," Mr. Rubin said. "I am very impressed with their ContentLogic campaigns, and believe that InfoSeach Media can utilize its expertise in content development to continue its growth and lead the industry."

      Rubin joins several other top executives and senior strategists currently serving on the InfoSearch Media Board of Directors. The board includes Claudio Pinkus, past Chief Strategy Officer for Ask Jeeves, Inc.; Martial Chaillet, founder and chairman of MediaWin & Partners; and John LaValle, who has more than 20 years of experience with high-growth technology companies, including senior management positions at TelAsic and Stamps.com. Also on the board is current InfoSearch Media CEO Steve Lazuka, a previous Vice President of Operations and Business Development for 24/7 Search, the search marketing division of 24/7 Real Media.

About InfoSearch Media

InfoSearch Media (http://www.infosearchmedia.com) is a leading provider of content-based, cost-effective search engine marketing services. InfoSearch Media maintains a network of over 200 professional writers that contribute to its online network of informative content leveraged to generate highly qualified search engine traffic for its clients. The Company also provides web analytic software and other tools to help online marketers analyze their site visitors and improve their return on investment. There are currently over 4,500 clients receiving traffic from the Company's network of approximately 250,000 articles. InfoSearch Media's clients include Netflix, Pitney Bowes, and Price.com.

InfoSearch Media owns and operates a popular destination site at http://www.articleinsider.com. ArticleInsider is a collection of informative articles written by industry experts and enthusiasts covering a wide variety of popular topics. Internet users can visit the ArticleInsider network in order to review related articles, talk with others about specific subjects through online forums, and explore related websites. InfoSearch Media plans to continue to expand upon its 250,000-page network as it continues to build its client base.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations, business, and financial condition. These forward-looking statements may be affected by the risks and uncertainties inherent in the search engine market and in the Company's business including decreased demand for our products and services; flaws inherent in our products or services; intense competition; failure to maintain relationships with strategic partners and content providers, and general economic conditions that could cause actual results to differ materially from those projected. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's reports filed with the Securities and Exchange Commission, copies of which are available at the website maintained by the SEC at http://www.sec.gov. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Media Contact:
InfoSearch Media, Inc.
Frank Knuettel, II
Chief Financial Officer
310-822-1103
frank@infosearchmedia.com

Dan Soine
Cohn & Wolfe
415-365-8534
dan_soine@cohnwolfe.com